Exhibit 99.2

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1:	Name and Address of Company

Zymeworks Inc. (“Zymeworks” or the “Company”)

1385 West 8th Avenue, Suite 540

Vancouver, BC, Canada

V6H 3V9

Item 2:	Date of Material Change

January 19, 2022

Item 3:	News Release

A news release announcing the material change was disseminated through the facilities of Business Wire on January 19, 2022 and a copy was filed on the Company’s profile at www.sedar.com.

Item 4:	Summary of Material Change

On January 19, 2022, Zymeworks announced a corporate update on its key strategic priorities for 2022 and 2023 in addition to confirming its upcoming clinical development milestones for zanidatamab and ZW49.

Item 5:	Full Description of Material Change

5.1 Full Description of Material Change

On January 19, 2022, Zymeworks announced a corporate update on its key strategic priorities for 2022 and 2023 in addition to confirming its upcoming clinical development milestones for zanidatamab and ZW49.

Key Strategic Priorities for 2022 and 2023

•	Fully recruit the HERIZON-BTC-01 pivotal clinical study for zanidatamab by mid-2022;

•	Fully recruit the HERIZON-GEA-01 pivotal clinical study for zanidatamab by the end of 2023;

•

Complete or close out other ongoing early-stage clinical studies for zanidatamab as data become available, and use these data to identify and support strategic decisions regarding future clinical development opportunities beyond the ongoing pivotal clinical studies;

•	Finalize a clear clinical development path for ZW49 based on additional clinical data expected in 2022 from the ongoing Phase 1 clinical trial;

•

Select and advance two new antibody-drug conjugate or multispecific product candidates leveraging Zymeworks’ novel, therapeutic platforms (Azymetric™, ZymeLink™, EFECT™ and ProTECT™) to IND-enabling studies to provide the ability to submit two Investigational New Drug (IND) applications by the end of 2024;

•	Execute on new partnerships and collaborations to support the development and commercialization of zanidatamab and Zymeworks’ early-stage R&D pipeline and technology platforms;

•	Continue to support and advance Zymeworks’ core technology platforms and collaborations; and

•

Improve Zymeworks’ financial position over 2022 and 2023 through a combination of alternatives, including forming additional partnerships and collaborations, monetizing existing assets and products and securing additional financing.

R&D Update

Biliary Tract Cancer (BTC)

•

HERIZON-BTC-01, a pivotal study evaluating zanidatamab in previously-treated advanced HER2-amplified BTC, continues to enroll patients in line with the Company’s expectations, including in the Asia-Pacific region with the Company’s partner BeiGene

•	The Company refines its guidance of completing the enrolment in the HERIZON-BTC-01 pivotal clinical study by mid-2022

Gastroesophageal Adenocarcinoma (GEA)

•

HERIZON-GEA-01, a pivotal study evaluating zanidatamab in 1L HER2-positive GEA, continues to enroll patients in line with the Company’s expectations, building off the encouraging clinical data in the 1L GEA setting for zanidatamab in combination with chemotherapy presented at ESMO in September 2021

•	The Company confirms its guidance of completing enrolment in the HERIZON-GEA-01 pivotal clinical study before the end of 2023

•

The Company confirms its guidance for providing clinical data for zanidatamab in combination with chemotherapy and tislelizumab in 1L HER2-positive GEA in H1 2022 in conjunction with its Asia-Pacific partner BeiGene

Other Clinical Development Opportunities for Zanidatamab

•

Early clinical studies continue to advance in important patient populations, including studies conducted in collaboration with BeiGene, ALX Oncology and Pfizer, that will play a role in determining and supporting investment in future clinical development opportunities for zanidatamab beyond the current pivotal studies for BTC and GEA

•	Zymeworks confirms its guidance for providing data for:

•	zanidatamab in combination with chemotherapy in 1L HER2-positive breast cancer in H1 2022 in conjunction with its Asia-Pacific partner BeiGene, and

•	zanidatamab in combination with Ibrance® and fulvestrant in 3L+ HER2-positive HR-positive breast cancer in H1 2022

ZW49

•	Dose escalation for the QW dosing schedule as well as expansion cohorts for the Q3W dosing schedule continue to progress

•

The Company confirms its guidance of providing updated clinical data in H2 2022 that will inform and support clear decisions to be made in 2022 regarding the clinical development path for ZW49 in conjunction with its Asia-Pacific partner BeiGene

Leadership Team

The Company provided an update on the re-establishment of the leadership team. The leadership team is now comprised of:

Neil Klompas, CPA, CA – Chief Operating Officer and Chief Financial Officer

Neil Josephson, MD – Chief Medical Officer

Bruce Hart, PhD – Senior VP, Regulatory Affairs

Mark Hollywood – Senior VP, Technical and Manufacturing Operations

Kaycia Wilde, PhD – VP, Clinical Operations

John Fann, PhD – VP, Technical Operations and Process Science

Milan Mangeshkar, PhD – VP, Biometrics

Surjit Dixit, PhD – VP, Technology

David Poon, PhD – VP, Business Development and Alliance Management

Daniel Dex, JD – VP, Legal and Corporate Secretary

Jennifer Kaufman-Shaw, JD, PhD – VP, Intellectual Property

Additional information regarding the background and experience of the Company’s leadership team is available on the Company’s website in the “Leadership” section.

In conjunction with the renewed focus on key priorities and desire for cost-efficiency in the Company’s operations, ten members (or 50%) of the former senior management team (including the Chief People Officer, Chief Commercial Officer and Chief Scientific Officer/EVP Early Development), will be leaving the Company. Additionally, in line with these reductions in the senior management team, a Company-wide reduction in workforce will be initiated with a target of reducing employee headcount by at least 25% by the end of 2022.

Updated Financial Position

The Company provided an update on its financial resources, including having cash, cash equivalents and short-term investments of approximately $250 M (unaudited) as of December 31, 2021, and reiterated its guidance on a financial runway to fund current operations through at least late 2022. The Company intends to report full Q4 and FY 2021 results and provide any further corporate updates on February 24, 2022.

To help improve its financial condition for the longer-term, Zymeworks anticipates that it may, from time to time and subject to market conditions and other factors, consider raising additional capital to further support its business, operations and programs.

5.2 Disclosure of Restructuring Transactions

Not applicable.

Item 6:	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7:	Omitted Information

Not applicable.

Item 8:	Executive Officer

For further information, please contact Neil Klompas, Chief Operating Officer and Chief Financial Officer of the Company at (604) 678-1388.

Item 9:	Date of Report

January 19, 2022